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Exhibit 99.1

[GAMETECH LETTERHEAD]

FOR IMMEDIATE RELEASE	For more information, contact Cheryl Walsh, 602.957.9779 Growth Strategies Group

GAMETECH ADOPTS STOCKHOLDER RIGHTS PLAN

        Reno, Nevada; March 7, 2003—GameTech International, Inc. (Nasdaq: GMTC) announced today that its Board of Directors adopted a Stockholder Rights Plan. Under the Rights Plan, GameTech will declare a dividend distribution of one Preferred Share Purchase Right for each outstanding share of the Company's common stock held by stockholders of record as of the close of business on March 17, 2003.

        Clarence H. Thiesen, Chief Executive Officer of the Company, commented, "the Rights Plan is designed to assure that our stockholders receive fair and equal treatment in the event of any proposed takeover of the Company, and to guard against abusive, coercive, or unfair tactics to gain control of GameTech without paying all stockholders an appropriate premium for that control. Our Board of Directors has not adopted the Rights Plan in response to any specific takeover proposal, but in response to the general takeover environment, the volatility in the stock markets, and the Company's desire to position itself, in view of this, to protect and act in the best interests of stockholders."

        The Company stated that the Rights Plan is similar to those adopted by many other public companies. The Rights are intended to enable the Board of Directors to assure that the Company's stockholders are able to realize the long-term value of their investment in the Company. The issuance of the Rights will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board of Directors prior to attempting a takeover.

        Each Right will entitle the holder to purchase one one-thousandth of a share of the Company's newly created Series A Junior Participating Preferred Stock, at an initial exercise price of $16.00 per one one-thousandth of a share (subject to adjustment). The Rights will be exercisable only if a person or group acquires 15% or more of the Company's common stock (subject to certain exceptions), and thus becomes an "Acquiring Person" under the Plan, or announces or commences a tender or exchange offer the consummation of which would result in ownership by a person or group of 15% or more of the common stock. Upon any such occurrence, each Right will entitle its holder (other than such Acquiring Person or group of affiliated or associated persons and certain transferees) to purchase, at the Right's then-current exercise price, a number of shares of the Company's common stock having a market value of twice the exercise price. In addition, if the company is acquired in a merger or other business combination transaction, or sells 50% or more of its assets or earning power, after a person or group becomes an Acquiring Person, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the shares of the acquiring company's common stock having a market value of twice such price. The Acquiring Person (and affiliated and associated persons) will not be entitled to exercise or transfer the Rights under such circumstances. Until the Rights become exercisable, outstanding common stock certificates, together with a summary of the Rights, will evidence the Rights.

        Prior to the time that any person becomes an Acquiring Person, the Rights are redeemable for $0.01 per Right at the option of the Board of Directors. The Board of Directors is also authorized to reduce the 15% threshold referred to above to not less than 10% under certain circumstances. Following the time that a person becomes an Acquiring Person and prior to an acquisition of 50% or more of the common stock, the Board of Directors may exchange the Rights (other than Rights owned by the Acquiring Person) at an exchange ratio of one share of common stock per Right.

        The distribution will be made on March 17, 2003, payable to stockholders of record as of March 17, 2003. The Rights will expire in ten years, unless earlier redeemed by the Company. The adoption of the Rights Plan and the distribution of the Rights is not dilutive, does not affect reported earnings per share or the Company's financial results, and is not taxable to stockholders. A copy of the complete Rights Plan will be included with the appropriate filings with the Securities and Exchange Commission.

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GameTech International, Inc. is a leading supplier of a comprehensive line of electronic bingo equipment, including hand-held bingo units, fixed base units, and turnkey accounting and management software. The Company supports its bingo operator customers with products that typically increase play, revenue, and profits, and software customized to enhance management and operations, all backed by unparalleled customer service and support.

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GAMETECH ADOPTS STOCKHOLDER RIGHTS PLAN